WORLDCOMMODITY FUNDS, INC.

FUND INITIAL BOARD OF DIRECTORS (RESOLUTION)

Incorporator's Statement

The undersigned, the incorporator of WorldCommodity Funds, Inc., who signed and filed its Articles of Incorporation with the state of Maryland, appoints the following individuals to serve as the initial directors of the corporation, who shall serve as directors until the first meeting of shareholders for the election of directors and until their successors are elected and agree to serve on the board:

James M. Llewellyn

Christopher Witte

Terry Cornett

Date: August 09, 2005

Signature: /s/ James M. Llewellyn

James M. Llewellyn

Incorporator and President of WorldCommodity Funds, Inc.

Signature: /s/ Christopher Witte

Christopher Witte

Signature: /s/ Terry Cornett

Terry Cornett